Exhibit 99.1

Steel Connect Reports Fourth Quarter Financial Results

Fourth Quarter 2020 Highlights

•	Net revenue totaled $164.9 million, as compared to $204.5 million in the prior year

•	Net loss for the quarter was $0.4 million, an improvement of $37.6 million

•	Net loss attributable to common stockholders was $0.9 million, an improvement of $37.6 million

•	Adjusted EBITDA* was $24.9 million, an improvement of $10.1 million

•	Net cash provided by operating activities was $11.6 million

•	Free cash flow* totaled $11.0 million

•	Total debt was $386.9 million; net debt* totaled $311.0 million

Fiscal Year 2020 Highlights

•	Net revenue totaled $782.8 million, as compared to $819.8 million in the prior year

•	Net loss for the fiscal year was $5.3 million, an improvement of $61.4 million

•	Net loss attributable to common stockholders was $7.4 million, an improvement of $61.4 million

•	Adjusted EBITDA* was $86.9 million, an improvement of $21.5 million

•	Net cash provided by operating activities was $71.6 million

•	Free cash flow* totaled $59.6 million

WALTHAM, Mass. (September 30, 2020) – Steel Connect, Inc. (the "Company") (NASDAQ: STCN) today announced financial results for its fourth quarter and fiscal year ended July 31, 2020.

Three Months Ended July 31,			Fiscal year ended July 31,
2020	2019	($ in thousands)	2020	2019
$164,857	$204,471	Net revenue	$782,813	$819,830
(360)	(37,981)	Net loss	(5,284)	(66,727)
(897)	(38,513)	Net loss attributable to common stockholders	(7,413)	(68,856)
24,872	14,760	Adjusted EBITDA*	86,931	65,451
15.1%	7.2%	Adjusted EBITDA margin*	11.1%	8.0%
11,573	24,465	Net cash provided by operating activities	71,624	20,849
593	2,699	Additions to property and equipment	12,070	14,539
10,980	21,766	Free cash flow*	59,554	6,310

*
See reconciliations of these non-GAAP measurements to the most directly comparable GAAP measures included in the financial tables. See also "Note Regarding Use of Non-GAAP Financial Measurements" below for the definitions of these non-GAAP measures.

The Company continues to evaluate the global risks and the slowdown in business activity related to COVID-19, including the potential impacts on its employees, customers, suppliers and financial results. The severity of the impact on the Company's business beyond fiscal year 2020 will depend on a number of factors, including, but not limited to, the duration and severity of the pandemic, the continued disruption to the demand for our businesses' products and services, and the impact of the global business and economic environment on liquidity and the availability of capital, all of which are uncertain and cannot be predicted. For the fiscal year ended July 31, 2020, COVID-19 required temporary closures of certain of ModusLink's facilities. Additionally, although IWCO Direct operated as an essential business, it had reduced operating levels and labor shifts due to lower sales volume. As of the date of this earnings release, all of the Company's facilities were open and able to operate at normal capacities. Additionally, to help mitigate the financial impact of the COVID-19 pandemic, the Company initiated cost reduction actions, including the waiver of board fees, hiring freezes, staffing and force reductions, Company-wide salary reductions, bonus payment deferrals and temporary 401(k) match suspension. The Company has fully restored the prior salary reductions; however, management continues its focus on cash management and liquidity, which includes elimination of discretionary spending, aggressive working capital management, strict approvals for capital expenditures and borrowing from its revolving credit facilities, if needed, as a precautionary measure to preserve financial flexibility. The Company will evaluate further actions if circumstances warrant.

"I am extremely proud of the dedication of our employees during the COVID-19 pandemic as we delivered on our promises to our customers while meeting all health and safety protocols," said Warren Lichtenstein, Executive Chairman and Interim Chief Executive Officer of the Company. "Our continued focus on cost reduction measures and cash management have allowed us to improve our EBITDA and drastically reduce the losses for the year, despite the reduced revenue. As we start the new fiscal year, IWCO Direct's demand continues to strengthen, and ModusLink continues to see strong demand due to shifting consumer behavior as a result of the pandemic; however, we anticipate ModusLink's volumes will decline in fiscal year 2021 as we continue to rationalize our customer base. We remain vigilant and will continue to thoughtfully manage our operations to strengthen our company for near-term success and long-term growth."

Results of Operations

Comparison of the Fourth Quarter and Fiscal Year Ended July 31, 2020 and 2019

	Three Months Ended July 31,		Fiscal Year Ended July 31,
	2020	2019	2020	2019
	(unaudited)
Net revenue:
Products	$89,956	$124,355	$444,360	$486,902
Services	74,901	80,116	338,453	332,928
Total net revenue	164,857	204,471	782,813	819,830
Cost of revenue	124,863	167,345	619,854	670,100
Gross profit margin	24.3%	18.2%	20.8%	18.3%
Selling, general and administrative	23,997	62,376	103,261	144,078
Amortization of intangible assets	6,536	7,277	27,255	30,446
Interest expense	7,544	9,616	33,969	41,951
All other (income) expenses, net	388	(4,875)	(2,159)	(4,646)
Total costs and expenses	163,328	241,739	782,180	881,929
Income (loss) before income taxes	1,529	(37,268)	633	(62,099)
Income tax expense	1,889	713	5,917	4,670
Gains on investments in affiliates, net of tax	—	—	—	42
Net loss	$(360)	$(37,981)	$(5,284)	$(66,727)

Net Revenue

Total net revenue for the fourth quarter ended July 31, 2020 decreased $39.6 million, or 19.4%, as compared to the fourth quarter of 2019, primarily due to lower volumes in our Direct Marketing and Supply Chain segments due to the COVID-19 pandemic.

Total net revenue for the fiscal year ended July 31, 2020 decreased $37.0 million, or 4.5%, as compared to fiscal 2019. The decline in revenue in the Direct Marketing segment was primarily due to lower volumes due to the COVID-19 pandemic. Revenue for the Supply Chain segment increased primarily due to increased volume from a client in the computing market.

Cost of Revenue

Cost of revenue for the fourth quarter decreased $42.5 million, or 25.4%, as compared to the fourth quarter of 2019, primarily due to declines in labor and material costs in both the Direct Marketing and Supply Chain segments.

Cost of revenue for the 2020 fiscal year decreased $50.2 million, or 7.5%, as compared to fiscal 2019, also due to declines in labor and material costs in both the Direct Marketing and Supply Chain segments.

The increase in gross profit margin during both the fourth quarter and 2020 fiscal year is attributable to our focus on customer rationalization to improve profitability, as well as cost reduction initiatives in both segments to offset the impact of COVID-19.

Selling, General and Administrative

Selling, general and administrative expenses for the fourth quarter decreased $38.4 million, or 61.5%, as compared to the fourth quarter of 2019, primarily due to a $32.1 million charge for accrued taxes in the Direct Marketing segment in the prior year period that did not recur, as well as cost reduction initiatives in both segments to offset the impact of COVID-19.

Selling, general and administrative expenses for the 2020 fiscal year decreased $40.8 million, or 28.3%, as compared to fiscal 2019, primarily due to the $32.1 million charge in the prior fiscal year for accrued taxes that did not recur, as well as cost reduction initiatives in both segments to offset the impact of COVID-19.

Amortization of Intangible Assets

Amortization of intangibles assets for the fourth quarter and 2020 fiscal year decreased $0.7 million, or 10.2%, and $3.2 million, or 10.5%, respectively, as compared to the same periods in the prior year, due to lower amortization expense with respect to our customer relationship intangible asset.

Interest Expense

Interest expense for the fourth quarter and 2020 fiscal year decreased $2.1 million, or 21.5%, and $8.0 million, or 19.0%, respectively, as compared to the same periods in the prior year, due to the maturity and settlement of the Company's 5.25% Convertible Senior Notes on March 1, 2019.

All Other (Income) Expenses, Net

All other income, net for the fourth quarter decreased $5.3 million, or 108.0%, as compared to the fourth quarter of 2019, primarily due to the derecognition of accrued pricing liabilities in the Supply Chain segment in the fourth quarter of 2019.

All other income, net for the 2020 fiscal year decreased $2.5 million, or 53.5%, as compared to fiscal 2019, primarily due to the derecognition of accrued pricing liabilities in the Supply Chain segment, partially offset by $0.6 million in additional realized foreign exchange gains in the Supply Chain segment.

Income Tax Expense

Income tax expense for the fourth quarter increased $1.2 million, 164.9%, as compared to the fourth quarter of 2019, due to a $0.7 million increase for uncertain tax positions and a $0.5 million tax provision adjustment recorded in 2020 to reflect our final 2019 tax returns.

Income tax expense for the 2020 fiscal year increased $1.2 million, 26.7%, as compared to fiscal 2019, due to increased income in foreign jurisdictions and other discreet tax adjustments.

Additions to Property and Equipment (Capital Expenditures)

Capital expenditures for the fourth quarter totaled $0.6 million, or 0.4% of net revenue, as compared to $2.7 million, or 1.3% of net revenue, for the fourth quarter of 2019. For the 2020 fiscal year, capital expenditures were $12.1 million, or 1.5% of net revenue, as compared to $14.5 million, or 1.8% of net revenue, for fiscal 2019.

Additional Non-GAAP Financial Measures

Adjusted EBITDA for the fourth quarter and 2020 fiscal year increased $10.1 million, or 68.5%, and $21.5 million, or 32.8%, respectively, as compared to the same periods in the prior year, primarily due to improved gross profit and related gross profit margin improvement, as well as lower selling, general and administrative expenses resulting from our continued focus on cost reduction initiatives.

Liquidity and Capital Resources

As of July 31, 2020, the Company had cash and cash equivalents of $75.9 million. As of July 31, 2020, ModusLink and IWCO Direct had a readily available borrowing capacity of $4.4 million and $25.0 million, respectively, under their credit facilities.

As of July 31, 2020, total debt outstanding was $386.9 million, which was comprised of a $372.0 million term loan due December 15, 2022 and a $14.9 million 7.50% Convertible Senior Note due March 1, 2024.

About Steel Connect, Inc.

Steel Connect, Inc. is a diversified holding company with two wholly-owned subsidiaries, IWCO Direct Holdings, Inc. and ModusLink Corporation, that serve the direct marketing and supply chain management markets, respectively.

IWCO Direct delivers highly-effective data-driven marketing solutions for its customers, which represent some of the largest and most respected brands in the world in markets such as insurance, financial services and multiple system operators (cable or direct broadcasting satellite TV systems). Its full range of services includes strategy, creative and execution for omnichannel marketing campaigns, along with one of the industry's most sophisticated postal logistics programs for direct mail. Through its Mail-Gard® division, IWCO Direct also offers business continuity and disaster recovery services to protect against unexpected business interruptions, along with providing print and mail outsourcing services. IWCO Direct was named one of the largest direct mail production providers in North America, with the largest platform of continuous digital print technology and a growing direct marketing agency service. IWCO Direct's solutions enable customers to improve customer lifetime value, which in turn, has led to longer customer relationships. The company is ISO/IEC 27001 Information Security Management System (ISMS) certified through BSI, reflecting its commitment to data security.

ModusLink is a leader in global supply chain business process management serving clients in markets such as consumer electronics, communications, computing, medical devices, software and retail. ModusLink designs and executes critical elements in its clients' global supply chains to improve speed to market, product customization, flexibility, cost, quality and service. These benefits are delivered through a combination of industry expertise, innovative service solutions, and integrated operations, proven business processes, an expansive global footprint and world-class technology. ModusLink also produces and licenses an entitlement management solution powered by its enterprise-class Poetic software, which offers a complete solution for activation, provisioning, entitlement subscription, and data collection from physical goods (connected products) and digital products. ModusLink has an integrated network of strategically located facilities with sites in various countries, including numerous sites throughout North America, Europe and Asia.

– Financial Tables Follow –

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	July 31, 2020	July 31, 2019
Assets:
Cash and cash equivalents	$75,887	$32,548
Accounts receivable, trade, net	93,072	112,141
Inventories, net	15,354	23,674
Funds held for clients	18,755	13,516
Prepaid expenses and other current assets	20,475	31,445
Total current assets	223,543	213,324
Property and equipment, net	79,678	91,268
Goodwill	257,128	257,128
Other intangible assets, net	135,263	162,518
Operating right-of-use assets	56,140	—
Other assets	7,420	7,325
Total assets	$759,172	$731,563

Liabilities:
Accounts payable	$70,002	$85,898
Accrued expenses	111,380	112,658
Funds held for clients	18,755	13,516
Current portion of long-term debt	5,527	5,732
Current lease obligations	14,318	127
Other current liabilities	29,950	38,919
Total current liabilities	249,932	256,850
Convertible note payable	8,054	7,432
Long-term debt, excluding current portion	365,468	368,505
Long-term lease obligations	43,211	—
Other long-term liabilities	8,509	10,898
Total liabilities	675,174	643,685

Contingently redeemable preferred stock	35,180	35,186

Total stockholders' equity	48,818	52,692

Total liabilities, contingently redeemable preferred stock and stockholders' equity	$759,172	$731,563

Steel Connect, Inc. and Subsidiaries
Condensed Consolidated Statements of Operations
(in thousands, except per share amounts)
(unaudited)

	Three Months Ended July 31,			Fiscal Year Ended July 31,
	2020	2019	Fav (Unfav)	2020	2019	Fav (Unfav)
Net revenue:
Products	$89,956	$124,355	(27.7)%	$444,360	$486,902	(8.7)%
Services	74,901	80,116	(6.5)%	338,453	332,928	1.7%
Total net revenue	164,857	204,471	(19.4)%	782,813	819,830	(4.5)%
Cost of revenue	124,863	167,345	25.4%	619,854	670,100	7.5%
Gross profit	39,994	37,126	7.7%	162,959	149,730	8.8%
Gross profit margin	24.3%	18.2%		20.8%	18.3%
Operating expenses:
Selling, general and administrative	23,997	62,376	61.5%	103,261	144,078	28.3%
Amortization of intangible assets	6,536	7,277	10.2%	27,255	30,446	10.5%
Loss on sale of property	—	571	100.0%	—	485	100.0%
Total operating expenses	30,533	70,224	56.5%	130,516	175,009	25.4%
Operating income (loss)	9,461	(33,098)	128.6%	32,443	(25,279)	228.3%
Other expenses, net	(7,932)	(4,170)	(90.2)%	(31,810)	(36,820)	13.6%
Income (loss) before income taxes	1,529	(37,268)	104.1%	633	(62,099)	101.0%
Income tax expense	1,889	713	(164.9)%	5,917	4,670	(26.7)%
Gains on investments in affiliates, net of tax	—	—	—%	—	(42)	(100.0)%
Net loss	(360)	(37,981)	99.1%	(5,284)	(66,727)	92.1%
Less: Preferred dividends on redeemable preferred stock	(537)	(532)	(0.9)%	(2,129)	(2,129)	—%
Net loss attributable to common stockholders	$(897)	$(38,513)	97.7%	$(7,413)	$(68,856)	89.2%
Basic and diluted net loss per share attributable to common stockholders	$(0.01)	$(0.63)	98.4%	$(0.12)	$(1.13)	89.4%
Weighted average common shares used in basic and diluted loss per share	61,826	61,180		61,644	61,180

Steel Connect, Inc. and Subsidiaries
Segment Data
(in thousands)
(unaudited)

	Three Months Ended July 31,		Fiscal year ended July 31,
	2020	2019	2020	2019
Net revenue:
Direct Marketing	$89,956	$124,355	$444,360	$486,902
Supply Chain	74,901	80,116	338,453	332,928
	$164,857	$204,471	$782,813	$819,830
Operating income (loss):
Direct Marketing	$561	$(25,924)	$12,940	$(9,154)
Supply Chain	9,144	(4,647)	27,952	(3,822)
Total segment operating income (loss)	9,705	(30,571)	40,892	(12,976)
Corporate-level activity	(244)	(2,527)	(8,449)	(12,303)
Total operating income (loss)	9,461	(33,098)	32,443	(25,279)
Total other expense	(7,932)	(4,170)	(31,810)	(36,820)
Income (loss) before income taxes	$1,529	$(37,268)	$633	$(62,099)

Steel Connect, Inc. and Subsidiaries
Reconciliation of Non-GAAP Measures to GAAP Measures
(in thousands)
(unaudited)

EBITDA and Adjusted EBITDA Reconciliations:

	Three Months Ended July 31,		Fiscal year ended July 31,
	2020	2019	2020	2019
Net loss	$(360)	$(37,981)	$(5,284)	$(66,727)

Interest income	(23)	(11)	(61)	(528)
Interest expense	7,544	9,616	33,969	41,951
Income tax expense	1,889	713	5,917	4,670
Depreciation	5,835	5,726	23,075	22,058
Amortization of intangible assets	6,536	7,277	27,255	30,446
EBITDA	21,421	(14,660)	84,871	31,870

Strategic consulting and other related professional fees	(50)	100	(50)	722
Executive severance and employee retention	—	312	534	387
Restructuring and restructuring-related expense	(951)	57	(27)	57
Share-based compensation	139	93	720	1,267
Loss on sale of long-lived assets	369	571	414	485
Impairment of long-lived assets	—	2,546	—	3,015
Unrealized foreign exchange (gains) losses, net	1,224	(1,835)	(48)	(115)
Other non-cash gains, net	(1,248)	(4,494)	(1,419)	(4,265)
Adjustments related to certain tax liabilities	3,968	32,070	1,936	32,070
Gains on investments in affiliates	—	—	—	(42)
Adjusted EBITDA	$24,872	$14,760	$86,931	$65,451

Net revenue	$164,857	$204,471	$782,813	$819,830
Adjusted EBITDA margin	15.1%	7.2%	11.1%	8.0%

Free Cash Flow Reconciliation:

	Three Months Ended July 31,		Fiscal year ended July 31,
	2020	2019	2020	2019
Net cash provided by operating activities	$11,573	$24,465	$71,624	$20,849
Additions to property and equipment	(593)	(2,699)	(12,070)	(14,539)
Free cash flow	$10,980	$21,766	$59,554	$6,310

Net Debt Reconciliation:

	July 31, 2020	July 31, 2019
Total debt, net	379,049	387,669
Unamortized discounts and issuance costs	7,863	8,396
Cash and cash equivalents	(75,887)	(32,548)
Net debt	311,025	363,517

Note Regarding Use of Non-GAAP Financial Measurements

In addition to the financial measures prepared in accordance with generally accepted accounting principles, the Company uses EBITDA, Adjusted EBITDA, free cash flow and net debt, non-GAAP financial measures, to assess its performance. EBITDA represents earnings (loss) before interest income, interest expense, income tax expense, depreciation and amortization of intangible assets. We define Adjusted EBITDA as net income (loss) excluding net charges related to interest income, interest expense, income tax expense, depreciation, amortization of intangible assets, strategic consulting and other related professional fees, executive severance and employee retention, restructuring and restructuring-related expense, share-based compensation, (gain) loss on sale of long-lived assets, impairment of long-lived assets, unrealized foreign exchange (gains) losses, net, other non-cash (gains) losses, net, adjustments related to certain tax liabilities and (gains) losses on investments in affiliates. The Company defines free cash flow as net cash provided by (used in) operating activities less additions to property and equipment, and defines net debt as the sum of total debt, net, prior to reductions for unamortized discounts and issuance costs, less cash and cash equivalents.

We believe that providing these non-GAAP measurements to investors is useful, as these measures provide important supplemental information of our performance to investors and permit investors and management to evaluate the operating performance of our business. These measures provide useful supplemental information to management and investors regarding our operating results as they exclude certain items whose fluctuation from period-to-period do not necessarily correspond to changes in the operating results of our business. We use EBITDA and Adjusted EBITDA in internal forecasts and models when establishing internal operating budgets, supplementing the financial results and forecasts reported to our Board of Directors, determining a component of certain incentive compensation for executive officers and other key employees based on operating performance, determining compliance with certain covenants in the Company's credit facilities, and evaluating short-term and long-term operating trends in our core business segments. We use free cash flow to conduct and evaluate our business because, although it is similar to cash flow from operations, we believe it is a useful measure of cash flows since purchases of property and equipment are a necessary component of ongoing operations, and similar to the use of net debt, assists management with its capital planning and financing considerations.

We believe that these non-GAAP financial measures assist in providing an enhanced understanding of our underlying operational measures to manage our core businesses, to evaluate performance compared to prior periods and the marketplace, and to establish operational goals. Further, we believe that these non-GAAP financial adjustments are useful to investors because they allow investors to evaluate the effectiveness of the methodology and information used by management in our financial and operational decision-making. These non-GAAP financial measures should not be considered in isolation or as a substitute for financial information provided in accordance with U.S. GAAP. These non-GAAP financial measures may not be computed in the same manner as similarly titled measures used by other companies.

Some of the limitations of EBITDA and Adjusted EBITDA include:

•	EBITDA and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	EBITDA and Adjusted EBITDA do not reflect our interest expense, or the cash requirements necessary to service interest or principal payments, on our debt;

•	EBITDA and Adjusted EBITDA do not reflect our tax expense or the cash requirements to pay our taxes;

•	EBITDA and Adjusted EBITDA do not reflect historical capital expenditures or future requirements for capital expenditures or contractual commitments;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future, and EBITDA and Adjusted EBITDA do not reflect any cash requirements for such replacements; and

•	other companies in our industry may calculate EBITDA and Adjusted EBITDA differently, limiting their usefulness as comparative measures.

In addition, net debt assumes the Company's cash and cash equivalents can be used to reduce outstanding debt without restriction, while free cash flow has limitations due to the fact that it does not represent the residual cash flow available for discretionary expenditures and excludes the Company's remaining investing activities and financing activities, including the requirement for principal payments on the Company's outstanding indebtedness.

See reconciliations of these non-GAAP measures to the most directly comparable GAAP measures included in the financial tables of this release.

Net Operating Loss Carryforwards

The Company's Restated Certificate of Incorporation includes provisions designed to protect the tax benefits of the Company's net operating loss carryforwards by preventing certain transfers of our securities that could result in an "ownership change" (as defined under Section 382 of the Internal Revenue Code). Pursuant to the tax plan and subject to certain exceptions, if a stockholder (or group) becomes a 4.99-percent stockholder after adoption of the tax plan, certain rights attached to each outstanding share of our common stock would generally become exercisable and entitle stockholders (other than the new 4.99-percent stockholder or group) to purchase additional shares of the Company at a significant discount, resulting in substantial dilution in the economic interest and voting power of the new 4.99-percent stockholder (or group). In addition, under certain circumstances in which the Company is acquired in a merger or other business combination after an non-exempt stockholder (or group) becomes a new 4.99-percent stockholder, each holder of a right (other than the new 4.99-percent stockholder or group) would then be entitled to purchase shares of the acquiring company's common stock at a discount. For further discussion of the Company's tax benefits preservation plan, please see the Company's filings with the Securities and Exchange Commission ("SEC").

Forward-Looking Statements

This release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Statements in this release that are not historical facts are hereby identified as "forward-looking statements" for the purpose of the safe harbor provided by Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact, including without limitation, those with respect to the Company's goals, plans, expectations and strategies set forth herein are forward-looking statements. The following important factors and uncertainties, among others, could cause actual results to differ materially from those described in these forward-looking statements: client or program losses; fluctuations in demand for our products and services; general economic conditions and public health crises (such as the ongoing coronavirus outbreak); demand variability with clients to which the Company sells on a purchase order basis rather than pursuant to contracts with minimum purchase requirements; risks inherent with conducting international operations; the Company's ability to execute on its business strategy and to achieve anticipated synergies and benefits from business acquisitions, including any cost reduction plans and the continued and increased demand for and market acceptance of its services, which could negatively affect the Company's ability to meet its revenue, operating income and cost savings targets, maintain and improve its cash position, expand its operations and revenue, lower its costs, improve its gross margins, reach and sustain profitability, reach its long-term objectives and operate optimally; increased competition and technological changes in the markets in which the Company competes; failure to realize expected benefits of restructuring and cost-cutting actions; difficulties integrating technologies, operations and personnel in accordance with the Company's business strategy; the Company's ability to preserve and monetize its net operating losses; failure to settle disputes and litigation on terms favorable to the Company; failure to maintain compliance with NASDAQ's continued listing requirements; and the Company's ability to repay indebtedness and potential adverse effects from the phase-out of LIBOR. For a detailed discussion of cautionary statements and risks that may affect the Company's future results of operations and financial results, please refer to the Company's filings with the SEC, including, but not limited to, the risk factors in the Company's Annual Report on Form 10-K filed with the SEC on September 30, 2020. These filings are available on the Company's Investor Relations website under the "SEC Filings" tab.

All forward-looking statements are necessarily only estimates of future results, and there can be no assurance that actual results will not differ materially from expectations, and, therefore, you are cautioned not to place undue reliance on such statements. Further, any forward-looking statement speaks only as of the date on which it is made, and we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which the statement is made or to reflect the occurrence of unanticipated events.

Investor Relations Contact

Jennifer Golembeske
212-520-2300
jgolembeske@steelpartners.com